Exhibit (c) 2

GPU News Release
June 14, 2001


            GPU PLEASED WITH PENSYLVANIA PUBLIC UTILITY COMMISSION
                            RULING ON PLR OBLIGATIONS

Morristown, NJ - GPU, Inc. (GPU: NYSE) said today that it is pleased with the Pennsylvania Public Utility Commission ruling which implemented the settlement entered into by the principal parties to the case, including MetEd Industrial Users Group, Penelec Industrial Users Group, the Office of Consumer Advocate, and Citizens for Pennsylvania's Future. The settlement permits Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec) to defer energy costs that they are experiencing in excess of what they are allowed to charge customers associated with their provider of last resort (PLR) obligation.

"We are pleased that the Commission has made a ruling that will enable Met-Ed and Penelec to continue as economically viable providers of electricity to our customers in Pennsylvania," said Fred D. Hafer, GPU chairman, president and chief executive officer. "The ruling was the correct way to deal with a very difficult issue and we recognize the PUC for its leadership in solving what was a real problem for GPU Energy and the Commonwealth of Pennsylvania."

The PUC decision was issued as part of the case that combined GPU's PLR issue and its merger with FirstEnergy of Akron, Ohio. The GPU merger with FirstEnergy was conditionally approved by the Commission on May 24. The merger now awaits approval by the New Jersey Board of Public Utilities and the Securities and Exchange Commission.

GPU lost $47 million on electricity supply in Pennsylvania in 2000 and had estimated it would lose an additional $250 million pre-tax this year in the absence of rate cap relief.

GPU, Inc., headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power UK in England, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and operate eight projects in five countries. GPU's 2000 revenues were $5.2 billion and its total assets were more than $19.3 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc. GPU Telcom Services, Inc. and GPU Diversified Holdings LLC. (http://www.gpu.com)

------------------------------------------------------------------------------

Contacts:

News Media:
Jeff Dennard
973-401-8333

Investors:
Joanne Barbieri
973-401-8720